Exhibit 99.1

STERLING
---------------------
Financial Corporation

111 North Wall Street
Spokane, WA 99201-0696

August 13, 2010

Dear Shareholder:

Recently, Sterling Financial Corporation ("Sterling") announced a number of developments in its recapitalization and recovery plan, including an investment agreement with private equity firm Thomas H. Lee Partners, L.P. ("THL"), an investment agreement with private equity firm Warburg Pincus LLC ("Warburg Pincus"), an exchange agreement with the United States Department of the Treasury ("Treasury") and a proposed private placement of securities to accredited investors.

The rules of the NASDAQ Stock Market ("NASDAQ") would normally require approval of Sterling's shareholders prior to the issuance of the securities in the proposed transactions described below, under Listing Rule 5635. However, NASDAQ has granted Sterling an exception from this requirement under NASDAQ Listing Rule 5635(f), which provides that an exception may be granted when (i) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance on such exception has been expressly approved by the Audit Committee or a comparable body of the board of directors comprised solely of independent, disinterested directors. NASDAQ has also granted an exception to Sterling from the voting rights requirements of Listing Rule 5640 and IM-5640 in respect of the transactions. Sterling's Audit Committee has expressly approved reliance by Sterling on the exceptions described in this paragraph.

In connection with the proposed THL and Warburg Pincus transactions and the private placement, a total of up to 7,250,000 shares of a newly created Series B and Series D convertible participating voting preferred stock (each Series B and Series D preferred share convertible into 460 common shares, subject to adjustment) and up to 637,500,000 shares of common stock, either in the form of immediately issuable common stock or warrants to purchase common stock, will be issued for an aggregate purchase price of approximately $725 million. The securities issued to THL and Warburg Pincus will consist of Series B preferred stock at a purchase price of $92 per share, common stock at a purchase price of $0.20 per share and warrants to purchase common stock at an exercise price of $0.22 per share. These warrants may be exercised for shares of Series B preferred stock prior to receipt of post-closing shareholder approvals. The securities issued to accredited investors in the proposed private placement consist of Series D preferred stock at a purchase price of $92 per share and common stock at a purchase price of $0.20 per share.

The proposed Treasury exchange transaction consists of (i) the exchange of the 303,000 shares of Sterling preferred stock held by Treasury through its Capital Purchase Program for 303,000 shares of a newly created Series C fixed rate cumulative mandatorily convertible preferred stock with a liquidation preference of $303 million, (ii) the exchange of the Series C stock at a discounted exchange value of $75.75 million for 378,750,000 common shares immediately prior to the closing of the THL and Warburg Pincus investments; and (iii) the amendment of the terms of the warrant currently held by Treasury to provide for an exercise price of $0.20 per share for a ten-year term following the THL and Warburg Pincus investments.

All of these proposed transactions are conditioned upon each other and upon the other closing conditions specified in our agreements with THL, Warburg Pincus and Treasury, including Sterling raising aggregate gross proceeds of at least $720 million in the THL and Warburg Pincus investments and the private placement transaction. Under the terms of these agreements, Sterling may raise a maximum of $730 million of aggregate gross proceeds in the THL and Warburg Pincus investments and the private placement transaction. The share numbers above assume aggregate gross proceeds of $725 million. If the maximum gross proceeds are raised, the aggregate number of common shares issued in connection with the recapitalization transactions, or issuable upon the exercise or conversion of securities issued in connection with the recapitalization transactions, would be 4,376,250,000 common shares.

Each of the Series B and Series D stock would have a nominal liquidation preference, pay dividends on an as-converted basis if and when declared on the common stock, vote on an as-converted basis together with the common stock as a single class on matters generally requiring a shareholder vote (and separately as a class only on certain specified matters that could adversely affect the Series B or Series D stock, as applicable) and automatically convert into common stock upon receipt of post-closing shareholder approvals. If post-closing shareholder approvals have not been received by the 120th day after closing, the Series B stock would thereafter be entitled to a cumulative cash dividend at a per annum rate of 15% on the stated amount of $92 per share of Series B stock.


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For  copies  of  the  current  definitive  agreements  relating  to the proposed transactions, as well as information on related developments, please review our current and future reports on file with the SEC and available at www.sec.gov.

Thank  you   for   your   continued   support  as  Sterling  proceeds  with  its
recapitalization  and  recovery  plan.

Sincerely,


/s/ J. Gregory Seibly
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J. Gregory Seibly
President and Chief Executive Officer

Cautionary  Statement

The issuance of the securities in the transactions described above have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Forward-Looking  Statements

This communication contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts and pertain to Sterling's future operating results. When used in this communication, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's control. These include but are not limited to Sterling's ability to complete the transactions discussed herein and other aspects of its recapitalization and recovery plans. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.